Filed Pursuant to Rule 424(b)(3)

Registration No. 333-210880

CIM COMMERCIAL TRUST CORPORATION

SUPPLEMENT NO. 10, DATED APRIL 5, 2019,

TO THE PROSPECTUS, DATED APRIL 11, 2018

This prospectus supplement (this “Supplement No. 10”) is part of the prospectus of CIM Commercial Trust Corporation (the “Company”), dated April 11, 2018 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 14, 2018 (“Supplement No. 1”), Supplement No. 2, dated August 9, 2018 (“Supplement No. 2”), Supplement No. 3, dated October 9, 2018 (“Supplement No. 3”), Supplement No. 4, dated November 15, 2018 (“Supplement No. 4”), Supplement No. 5, dated December 14, 2018 (“Supplement No. 5”), Supplement No. 6, dated January 15, 2019 (“Supplement No. 6”), Supplement No. 7, dated February 5, 2019 (“Supplement No. 7”), Supplement No. 8, dated March 11, 2019 (“Supplement No. 8”), and Supplement No. 9 dated March 19, 2019 (“Supplement No. 9”). This Supplement No. 10 supplements certain information contained in the Prospectus. This Supplement No. 10 should be read, and will be delivered, with the Prospectus and Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6, Supplement No. 7, Supplement No. 8 and Supplement No. 9. Unless otherwise defined in this Supplement No. 10, capitalized terms used in this Supplement No. 10 shall have the same meanings as set forth in the Prospectus.

The purpose of this Supplement No. 10 is to attach as Annex A a Current Report on Form 8-K (excluding the exhibit thereto) filed by the Company on March 29, 2019.

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2019

Commission File Number 1-13610

CIM COMMERCIAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600,
Dallas, TX 75252	(972) 349-3200
(Address of principal executive offices)	(Registrant’s telephone number)

Former name, former address and former fiscal year, if changed since last report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02                            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2019, CIM Commercial Trust Corporation (the “Company”) announced that David Thompson has been promoted and appointed to the position of Chief Executive Officer of the Company effective as of today.  Mr. Thompson, 55, served as the Chief Financial Officer of the Company from March 2014 until his appointment as Chief Executive Officer of the Company.  Mr. Thompson is also a Principal and Chief Financial Officer of CIM Group, L.P., an affiliate of the Company (“CIM Group”) and serves on CIM Group’s Investment Committee.  Prior to joining CIM Group, L.P. in 2009, Mr. Thompson spent fifteen years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller, where he was responsible for worldwide financial reporting, financial planning and analysis, internal control and technical accounting compliance.  Mr. Thompson’s experience includes billions of dollars of real estate acquisitions and dispositions, as well as significant capital markets experience.  He began his career as a C.P.A. in the Los Angeles office of Arthur Andersen & Co.  Mr. Thompson received a B.S. degree in Accounting from the University of Southern California.

There is no arrangement or understanding between Mr. Thompson and any other person pursuant to which he was appointed as Chief Executive Officer of the Company, nor is there any family relationship between Mr. Thompson and any of the Company’s directors or other executive officers.  There are no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we are a participant, the amount involved exceeds $120,000, and in which Mr. Thompson had, or will have, a direct or indirect material interest.

The Company announced that Nathan D. DeBacker, 39, has been appointed to the position of Chief Financial Officer of the Company effective as of today.  Mr. DeBacker serves in the following positions for CCO Group, LLC, an affiliate of CIM Group (“CCO Group”), and certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates

Cole Office & Industrial REIT (CCIT II), Inc.; Cole Office & Industrial REIT (CCIT III), Inc.; Cole Credit Property Trust IV, Inc., Cole Credit Property Trust V, Inc.; and CIM Income NAV, Inc. (f/k/a Cole Real Estate Income Strategy (Daily NAV), Inc.)

	Chief financial officer and treasurer	August 2016 — Present

Cole Corporate Income Management II, LLC; Cole Corporate Income Management III, LLC; Cole REIT Management IV, Cole REIT Management V, LLC; CIM Income NAV Management, LLC (f/k/a Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC); CCO Group, LLC; and CREI Advisors, LLC

	Vice president	February 2018 — Present

CCO Capital, LLC	Vice president Chief financial officer	December 2018 — March 2019 February 2018 — December 2018 March 2019 — Present

From August 2016 to February 2018, Mr. DeBacker served as senior vice president and chief financial officer, Cole REITs, of VEREIT.  Mr. DeBacker was the principal at CFO Financial Services, LLC, a certified public accounting firm that provided accounting, payroll, tax, forecasting and planning, business valuation and investment advisory services to business organizations, from May 2014 until August 2016 and sold his ownership interest in the assets of CFO Financial Services, LLC in March 2017.  He did not manage or otherwise provide any services with respect to any client accounts for CFO Financial Services, LLC from the time that he joined VEREIT in August 2016 until the sale of his ownership interest in the assets of CFO Financial Services, LLC was finalized. Mr. DeBacker was also registered as an investment adviser representative with Archer Investment Corporation, an investment advisory firm that partners with accountants and CPAs to provide investment management solutions for their clients, from November 2015 until August 2016.  From December 2005 until May 2014, Mr. DeBacker worked at Cole Capital, the predecessor to CCO Group, and, following the merger with VEREIT, most recently served as vice president of real estate planning and analysis.  From 2002 until 2005, Mr. DeBacker worked as an auditor for the independent public accounting firm of Ernst & Young LLP.  Mr. DeBacker earned his bachelor’s degree in accounting from the University of Arizona and is a Certified Public Accountant in Arizona.

There is no arrangement or understanding between Mr. DeBacker and any other person pursuant to which he was appointed as Chief Financial Officer of the Company, nor is there any family relationship between Mr. DeBacker and any of our directors or other executive officers.  There are no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we are a participant, the amount involved exceeds $120,000, and in which Mr. DeBacker had, or will have, a direct or indirect material interest.

The Company further announced that the Board of Directors of the Company and Charles E. Garner II mutually agreed to the resignation of Mr. Garner from his position as Chief Executive Officer of the Company effective as of today.

A copy of the Company’s press release announcing the appointments described above is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release, dated March 29, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 29, 2019

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ Nathan D. DeBacker
Nathan D. DeBacker, Chief Financial Officer